UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4) Date Filed: December 10, 2009

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Veronica Rosa	Joe Crivelli
VP, Corp. Comm. and Investor Relations	Senior Vice President
USA Technologies	Gregory FCA
484-359-2138	610-228-2100
vrosa@usatech.com	joec@gregcomm.com

COURT FINDS DISSIDENT SHAREHOLDER VIOLATED HIS CONTRACTUAL AGREEMENT IN PROXY FIGHT AGAINST USA TECHNOLOGIES

USAT Will Be Seeking Reimbursement of the Attorney’s Fees and Expenses it Incurred in Connection with the Action

MALVERN, PA, May 24, 2012 -- USA Technologies, Inc. (NASDAQ: USAT), (“USAT” or the “Company”), a leader of wireless, cashless payment and M2M telemetry solutions for self-serve, small-ticket retailing industries, today announced that the United States District Court for the Eastern District of Pennsylvania has determined that Bradley Tirpak, a dissident shareholder and former board member, whose proxy contest organization operates under the self-laudatory moniker of S.A.V.E., has violated a contractual agreement in an attempted proxy battle against USA Technologies.

The Court found that various statements made by S.A.V.E. in the last month violated a non-disparagement provision of an agreement entered into by Tirpak and his affiliates with the Company in May 2011. The Court’s ruling also enjoins Tirpak and his other director nominees, Craig W. Thomas, George Wallner, Rodman K. Reef, John S. Ioannou, Ajoy H. Karna, and Andrew Salisbury, from engaging in future violations of the May 2011 Settlement Agreement.

Stephen P. Herbert, chairman and chief executive officer of USA Technologies, stated, “We are pleased that the Court, in granting the injunctive relief sought by the Company, validated our concerns that inappropriate statements made by Tirpak and S.A.V.E. violated the May 2011 Settlement Agreement between the Company and Tirpak and that these breaches caused irreparable harm.   We will be delivering to Mr. Tirpak a demand for the reimbursement of all the Company’s fees and expenses related to this action, and expect prompt payment thereof, as required by the terms of the May 2011 Settlement Agreement.”

Mr. Herbert continued, “By breaching the non-disparagement agreement, which he freely entered into one year ago, Bradley Tirpak has demonstrated a troubling lack of integrity and judgment.   Mr. Tirpak and S.A.V.E., the group he runs, have made clear that they cannot be counted on to honor their written agreements or their other promises.  We do not believe that such individuals can or should be trusted to run your company.”

About USA Technologies:
USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

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